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                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT effective as of the 18th day of March, 2000, by and between Van Dyne Crotty, Inc. an Ohio corporation (the "Seller") and First Aid Direct, Inc., a Florida corporation ("FAD").

                             W I T N E S S E S T H:

         WHEREAS, Seller desires to sell and FAD desires to purchase certain assets of the of Seller used in the conduct of its business.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  SALE AND PURCHASE OF ASSETS.

         1.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions of this Agreement, FAD, will at the Closing (as hereinafter defined), acquire from Seller the following assets (collectively, the "Assets"):

         (a) the customer list as described on Schedule 1.1(a) (the "Customer List");

         (b)      all of Seller's accounts receivable described on Schedule
                  1.1(b);

         (c) All customer records and all other documents, records and files, regardless of the form or medium in which maintained, which pertain to the Assets.

         1.2 EXCLUDED ASSETS. No assets will be transferred to FAD except as provided in Section 1.1 above.

SECTION 2. NO ASSUMPTION OF LIABILITIES. From and after the Closing, FAD shall not assume nor be liable for any liabilities of Seller, whether contingent or otherwise, and whether or not such liabilities are reflected on the books or records of Seller on the date hereof or on the Closing Date.

SECTION 3. PURCHASE PRICE.

         3.1 THE PURCHASE PRICE. The purchase price to be paid by FAD for all of the Assets (the "Purchase Price") will be Two Hundred Thousand Dollars ($200,000.00) payable at Closing.

         3.2 ALLOCATION OF PURCHASE PRICE. The parties have agreed to allocate the total Purchase Price as set forth in Schedule 3.2. The parties agree that any tax returns or other tax information that they may be filed in the government agency shall be prepared and filed consist with such allocation.




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FAD and Seller will upon written request to the other, provide the requesting party with those portions of the appropriate internal revenue service forms which may be required by the requesting party in connection with an examination of the requesting parties tax returns.

         3.3 PRORATIONS. Within thirty (30) days after the Closing, the FAD and Seller shall determine any final Closing prorations and any other settlements necessary to properly compensate each party for payments made on each others behalf.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller makes the representations and warranties to FAD set forth below.

         4.1 DUE INCORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

         4.2 CORPORATE POWER OF SELLER. Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

         4.3 DUE AUTHORITY. Seller has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary corporate action on the part of Seller. This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which Seller is a party or by which Seller is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Seller.

         4.4 NO CONSENTS. No governmental filings, authorizations, approvals or consents are required to permit Seller to fulfill all of its obligations under this Agreement.

         4.5 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Articles of Incorporation or Code of Regulations of Seller; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which Seller is a party; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Seller, or upon the properties or business of Seller; or (iv) violate any statute, law or regulation of any jurisdiction applicable to Seller.




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         4.6 COMPLIANCE WITH LAWS. Seller has complied in all material respects with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to the Assets.

         4.7 ACTIONS AND PROCEEDINGS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Seller in respect of, or in connection with, the Assets; (ii) there is no action, suit, claim or legal, administrative or arbitration proceeding or, to the best knowledge of Seller after due inquiry, any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, which would effect the Assets.

         4.8 BROKERS' FEES. Seller nor its affiliates have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the FAD could become liable or obligated.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF FAD. FAD represents and warrants to Seller as follows:

         5.1 DUE INCORPORATION. FAD is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         5.2 CORPORATE POWER OF FAD. FAD has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

         5.3 DUE AUTHORITY. FAD has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary corporate action on the part of FAD, including shareholder approval, if required. This Agreement is a valid and binding agreement of FAD, enforceable against FAD in accordance with its terms. Neither the execution and delivery of this Agreement by FAD nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which FAD is a party or by which FAD is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over FAD.

         5.4 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Articles of Incorporation or By-Laws of FAD;
(ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which FAD is a party; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon FAD,





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or upon the properties or business of FAD; or (iv) violate any statute, law or regulation of any jurisdiction applicable to FAD.

         5.5 BROKERS' FEES. FAD nor its affiliates have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

SECTION 6. CLOSING ITEMS.

         6.1 FAD'S DELIVERIES. At Closing, FAD shall deliver to Seller the following monies and documents:

                  (a) the Purchase Price, in accordance with Section 3.1 above.

                  (b) a "good standing certificate" for FAD obtained from the Florida Department of State dated as a date reasonably proximate to the Closing Date.

                  (c) a certified copy of a resolution of FAD's Board of Directors authorizing the execution and delivery of this Agreement and the purchase of the Assets.

                  (d) other purchase documents: all such documents and instruments as Seller and its counsel may reasonably request in connection with the consummation of the transaction contemplated by this Agreement.

         6.2 SELLER'S DELIVERIES. At Closing, Seller shall deliver to Seller the following monies and documents:

                  (a) a "good standing certificate" for Seller obtained from the Ohio Department of State dated as a date reasonably proximate to the Closing Date.

                  (b) a certified copy of a resolution of Seller's Board of Directors authorizing the execution and delivery of this Agreement and the purchase of the Assets.

                  (c) other purchase documents: all such documents and instruments as Seller and its counsel may reasonably request in connection with the consummation of the transaction contemplated by this Agreement.

SECTION 7. INDEMNIFICATION

         7.1 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend, and hold FAD and its representatives, successor, and assigns, harmless from and against any and all damage, loss, judgments, or liability and all expenses (including reasonable attorneys' fees) incurred by any of the above-named persons, resulting from or in connection with:





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                  (a) the Assets or the operation of Seller prior to the Closing
Date, or

                  (b) any material breach by Seller or any representation or covenant made by Seller in, or any obligation of Seller under this Agreement.

                  The maximum amount which may be recovered from Seller pursuant to this Section 7.1 shall not, in the aggregate, exceed the Purchase Price. No claim for indemnification may be made under this Agreement by FAD unless Seller is given written notice of such claim within two years after the date of this Agreement.

         7.2 INDEMNIFICATION BY FAD. FAD shall indemnify, defend, and hold Seller and its representatives, successor, and assigns, harmless from and against any and all damage, loss, judgments, or liability and all expenses (including reasonable attorneys' fees) incurred by any of the above-named persons, resulting from or in connection with:

                  (a) any material breach by FAD or any representation or covenant made by FAD in, or any obligation of FAD under this Agreement.

SECTION 8. FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. In addition and following the Closing, FAD and Seller shall grant to the other reasonable access to the books and records of the Business so as to permit, if necessary, the filing of tax returns, audits of tax returns or other bona fide purposes.

SECTION 9. MISCELLANEOUS.

         9.1 NOTICES. Any notice or other communication required or which may given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

If to Seller:                       Van Dyne Crotty, Inc.
                                    3233 Newmark Drive
                                    Miamisburg, OH 45342
                                    Attention: Daniel W. Crotty, President
                                    Telephone: (937) 236-1500
                                    Fax: (937) 435-8390

If to FAD, to:                      First Aid Direct, Inc.
                                    10211 N.W. 53 Street
                                    Sunrise, FL 33351






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                                    Attention: Robert Sussman
                                    Telephone:  (954) 749-9926
                                    Fax:  (954) 746-6611

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

         9.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         9.3 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

         9.4 REMEDIES NOT EXCLUSIVE. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which the claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         9.5. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State and jurisdiction shall be in Broward County, Florida.

         9.6 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

         9.7 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.8 SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.





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         9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute but one and the same document.

         9.10 NO ASSIGNMENT. This Agreement may be assigned by FAD at its sole option to a corporation of which it is majority shareholder. Other than such permitted assignment, this Agreement is not assignable except by operation of law, without the written consent of the non assigning parties which consent shall not be unreasonably withheld.

         9.11 INDEPENDENT LEGAL COUNSEL. THE PARTIES HAVE EITHER (I) BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, OR (II) EACH HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL COUNSEL, HAS BEEN ADVISED THAT IT IS IN THEIR BEST INTERESTS TO DO SO, AND BY EXECUTION OF THIS AGREEMENT HAS WAIVED SUCH RIGHT.

         9.12 FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carryout the provisions hereof and the transactions contemplated hereby. In addition and following the Closing, FAD and Seller shall grant to the other reasonable access to the books and records of the Business so as to permit, if necessary, the filing of tax returns, audits of tax returns or other bona fide purposes.

         As of the date written above, Assignee hereby accepts the foregoing assignments and assumes all the obligations and liabilities of the Assignor as to those leases subject to the terms and conditions hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                        VAN DYNE CROTTY, INC.



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
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                                        FIRST AID DIRECT, INC.



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                             -----------------------------------




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